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                                                                   EXHIBIT 10.14

                      SENIOR EXECUTIVE SEVERANCE AGREEMENT

      AGREEMENT made as of this 4th day of June, 2004 by and between Medwave, Inc., a Delaware corporation with its principal place of business at 435 Newbury Street, Suite 206, Danvers, Massachusetts 01923 (the "Company"), and Timothy J. O'Malley of 19 Pheasant Lane, Topsfield, Massachusetts 01983 (the "Executive").

1. Purpose. The Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the "Board") recognizes, however, that, as is the case with many publicly held corporations, the uncertainty and questions which may arise among management in connection with a Change in Control (as defined in Section 2 hereof) may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

2. Change in Control. A "Change in Control" shall be deemed to have occurred in any one of the following events:

      (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board ("Voting Securities") or (B) the then outstanding shares of the Company's common stock, $0.01 par value per share ("Common Stock") (other than as a result of an acquisition of securities directly from the Company); or

      (b)   persons who, as of the date hereof, constitute the Company's
Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors (or by a nominating committee, if a majority of its members are Incumbent Directors); but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

      (c) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

      Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other voting securities outstanding, increases the proportionate number of shares beneficially owned by any person to 30% or more of either (A) the combined voting power of all of the then outstanding voting securities or (B) the Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of voting securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of

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securities directly from the Company) and immediately thereafter beneficially owns 30% or more of either (A) the combined voting power of all of the then outstanding voting securities or (B) the Common Stock, then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause
(a).

3. Terminating Event. A "Terminating Event" shall mean any of the events provided in this Section 3 occurring in connection with or subsequent to a Change in Control as defined in Section 2:

      (a) termination by the Company of the employment of the Executive with the Company for any reason other than Cause. For purposes of this Section 3(a), "Cause" shall mean: (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) criminal or civil conviction or indictment of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude;
(iii) continued, willful and deliberate non-performance by Executive of his duties to the Company (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; or (iv) a violation by Executive of the Company's employment policies which has continued following written notice of such violation from the Board; or

      (b) termination by the Executive of the Executive's employment with the Company for Good Reason. For purposes of this Section 3(b), "Good Reason" shall mean that the occurrence of any of the following events: (i) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties; (ii) any removal from Executive of his title of Chief Executive Officer; (iii) an involuntary reduction in Executive's annual compensation; (iv) the involuntary relocation of the Company's offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than thirty (30) miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company's offices at such location on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or (v) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Section 16.

4. Severance Payment. In the event a Terminating Event occurs within 36 months after a Change in Control:

      (a) the Company shall pay to the Executive an amount equal to three times the sum of (i) the Executive's base salary immediately prior to the Terminating Event (or immediately prior to the Change in Control, if higher) and
(ii) the Executive's highest annual bonus paid with respect to any of the three years preceding the year of the Change in Control, payable in one lump-sum payment on the Date of Termination, such payment to be expressly subject to the Executive signing and delivering a release to the Company in the form attached hereto as Exhibit A;

      (b) the Company shall continue to provide health and dental insurance coverage to the Executive, on the same terms and conditions as though the Executive had remained an active employee, for 36 months after the Terminating Event;

      (c) all stock options and other equity awards theretofore granted or issued to the Executive which are unvested immediately prior to the Terminating Event shall, as a consequence of the Terminating Event, become fully vested, and shall thereafter be fully exercisable by the Executive in accordance with their respective terms; and

      (d) the Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation.

5.    Additional Limitation.

           (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance

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Payments"), would be subject to the excise tax imposed by Section 4999 of the
Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the following provisions shall apply:

            (i) If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

            (ii) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, Executive shall determine which method shall be followed; provided that if Executive fails to make such determination within 45 days after the Company has sent Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

            For the purposes of this Section 5, "Threshold Amount" shall mean three times Executive's "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

      (b) All determinations required to be made under this Section 5 shall be made by BDO Seidman, LLP or any other nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of the determinations required to be made under this Section 5, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year with respect to which the determinations are to be made and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6. Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the resignation or termination of the Executive's employment for any reason prior to a Change in Control, or (b) the date which is 36 months after a Change in Control if the Executive is still employed by the Company or its successor.

7. Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8.    Notice and Date of Termination; Disputes; etc.

      (a) Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the Date of Termination.

      (b) Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control and during the term of this Agreement, shall mean 30 days after the Notice of Termination is given (provided, that if the Executive's employment is terminated for disability, the Executive shall not have returned to the full-time performance of the Executive's duties during such 30-day period). In the case of a termination by the Executive, the Date of Termination shall not be less than 15 days from the date such Notice of Termination is given. Notwithstanding
Section 3(a) of this Agreement, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a Terminating Event for purposes of Section 3(a) of this Agreement.

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      (c)   No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Sections 4(a), (b) and (c) hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

      (d) Settlement and Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of Delaware by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association for commercial arbitrations, except with respect to the selection of arbitrators which shall be as provided in this Section 8(d). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

9. Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive's death after a Terminating Event but prior to the completion by the Company of all payments due him under Section 4(a), (b) and (c) of this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

10. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices. Any notices, requests, demands and other communications provided for by this agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

13. Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company's benefit plans, programs or policies except as otherwise provided in Section 5 hereof, and except that the Executive shall have no rights to any severance benefits under any severance pay plan.

14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

15. Governing Law. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of Delaware.

16. Obligations of Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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17.   Confidential Information. The Executive shall never use, publish or disclose in a manner adverse to the Company's interests, any proprietary or confidential information relating to (a) the business, operations or properties of the Company or any subsidiary or other affiliate of the Company, or (b) any materials, processes, business practices, technology, know-how, research, programs, customer lists, customer requirements, or other information used in the manufacture, sale or marketing of any of the respective products or services of the Company or any subsidiary or other affiliate of the Company; provided, however, that no breach or alleged breach of this Section 17 shall entitle the Company to fail to comply fully and in a timely manner with any other provision hereof. Nothing in this Agreement shall preclude the Company from seeking money damages, or equitable relief by injunction or otherwise without the necessity of proving actual damage to the Company, for any breach by the Executive hereunder.

   IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.

                                             MEDWAVE, INC.

                                             __________________________________
                                             Name:
                                             Title:

                                             EXECUTIVE

                                             __________________________________
                                             Timothy J. O'Malley

                                    EXHIBIT A
                            General Release of Claims

   In exchange for and as a condition to those promises of Medwave, Inc. ("Medwave") contained in the Senior Executive Severance Agreement dated as of ________________, 2004 (the "Agreement"), that are subject to my agreement to a General Release, I agree as follows:

   I hereby irrevocably and unconditionally release, acquit and forever discharge Medwave, its predecessors, successors, affiliates, other related entities and assigns, and the directors, officers, employees, shareholders and representatives of any of the foregoing, and any persons acting on behalf or through any of the foregoing (any and all of whom or which are hereinafter referred to as the "Company"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, "Claims"), that I now have, own or hold, or claim to have, own or hold, or that I at any time had, owned or held, or claimed to have had, owned or held against the Company. This General Release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract; all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference

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with contractual or advantageous relations, whether those relations are prospective or existing; all Claims of discrimination under state or federal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss. 621 et seq., as amended, and Chapter 151B of the Massachusetts General Laws; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation; and all Claims for attorneys' fees and costs. This General Release of Claims shall not be construed to include a release of Claims that arise from the Company's obligations under the Agreement. Also excluded from the scope of this General Release of Claims is any right of indemnification or contribution pursuant to the Articles of Incorporation, By-Laws or Directors' and Officers' coverage of Medwave that I have or hereafter acquire if any claim is asserted or proceedings are brought against me by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of Medwave or any other person or entity, or by any self-regulatory organization, stock exchange or the like, related or allegedly related to my having been a director, officer or employee of Medwave or to any of my activities as a director, officer or employee of Medwave.

   I acknowledge that I have been advised to consult with an attorney before signing this General Release.

   I further understand that I have been given an adequate opportunity, if I so desired, to consider this General Release for up to twenty-one (21) days before deciding whether to sign it. If I signed this General Release before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that for a period of seven (7) days after I execute this General Release I have the right to revoke it by a written notice to be received by the Director, Human Resources of Medwave by the end of that period. I also understand that this General Release shall not be effective or enforceable until the expiration of that period.

   Notwithstanding the foregoing, I agree that nothing in this General Release of Claims is intended to affect any of my obligations that continue after the termination of my employment contained in the Agreement or in any written agreement entered into between Medwave and myself with respect to confidentiality, ownership of inventions, non-competition and/or non-solicitation.

   I represent and agree that I have carefully read and fully understand all of the provisions of this General Release and that I am voluntarily agreeing to such provisions.

Name: ________________________________   Date: ___________________________

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